EXHIBIT 99.1

CITY NETWORK, INC. ANNOUNCES FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, GOING CONCERN QUALIFICATION, AND RESIGNATION OF MR. TIAO-TSAN LAI

     TAIPEI, Taiwan, April 24, 2006 /PRNewswire-FirstCall/ -- City Network, Inc. (Amex: CSN), a company that designs, manufactures, and markets a comprehensive line of broadband and wireless Internet access solutions and consumer electronic products, announced financial results for the year end December 31, 2005. Net sales for the year ended December 31, 2005 totaled $14,320,409, compared to $15,674,613 for ten months ended December 31, 2004. The decrease in revenues for the year ended December 31, 2005 was due to a decline in the amount of sales of certain merchandise.

     Net loss after tax was $1,057,476 or $0.038 per share for the year ended December 31, 2005, compared to net loss after tax of $964,660 or $0.035 per share for the ten months ended December 31, 2004.

     Furthermore, cost of revenue for the year ended December 31, 2005 totaled $12,881,717, compared to $14,924,938 for the ten months ended December 31, 2004. The decrease in cost of revenues was due to a decrease in sales.

     The Company also announced that gross profit increased due to the higher margin of certain merchandise and their decline in cost but not their sales price for the year ended December 31, 2005.

     The Company reported that its independent registered public accounting firm included an explanatory paragraph in their opinion in connection with the 2005 audit, relating to the Company's ability to continue as a going concern.

     In addition, Mr. Tiao-Tsan "Andy" Lai announced that he will resign from his positions as the Company's Chairman, President and Chief Executive Officer and will be replaced by Ms. Alice Chen, who currently serves as a member of the board of directors of the Company and who will assume the responsibilities of Mr. Lai's positions immediately.

     ABOUT CITY NETWORK INC.

     For more information about City Network, Inc., please visit http://www.citynetwork.com.tw.

     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in City Network's filings with the Securities and Exchange Commission. Nothing in this press release shall be construed as an offer to buy or sell any securities herein.

- FINANCIAL TABLE FOLLOWS -

                       CITY NETWORK, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
   FISCAL YEAR ENDED DECEMBER 31, 2005 AND TEN MONTHS ENDED DECEMBER 31, 2004

                                                           December 31, 2005           December 31, 2004
                                                           -----------------           -----------------
Sales, net                                                    $ 14,320,409                $ 15,674,613

Cost of sales                                                   12,881,717                  14,924,938
                                                              ------------                ------------

      Gross Profit                                               1,438,692                     749,675

General and administrative expenses                              1,535,808                   1,395,388
                                                              ------------                ------------

      Income (loss) from operations                                (97,116)                   (645,713)
                                                              ------------                ------------
Other (Income) Expense
  Interest income                                                   (8,985)                     (3,785)
  Rental income                                                   (187,020)                    (17,858)
  Commission income                                                 (3,846)                       (281)
  (Gain) loss on currency exchange                                   9,721                     (10,720)
  Other income (expense)                                            24,518                     (32,120)
  Reserve for bad debt                                             848,517                     185,858
  Equity in earnings of investee                                    38,167                     (58,330)
  Miscellaneous                                                     12,791                       1,303
  Loss on sale of fixed assets                                      78,247                      32,068
  Interest expense                                                 147,914                     112,922
                                                              ------------                ------------

      Total Other (Income) Expense                                 960,024                     209,057
                                                              ------------                ------------


      Income (loss) before income taxes                         (1,057,140)                   (854,770)

Provision for income taxes                                             336                     109,890
                                                              ------------                ------------

      Net income (loss)                                       $ (1,057,476)               $   (964,660)
                                                              ============                ============
Net income (loss) per share (basic and diluted)
  Basic                                                       $     (0.038)               $     (0.035)
  Diluted                                                     $     (0.038)               $     (0.035)

Weighted average number of shares
  Basic                                                         27,925,720                  27,500,000
  Diluted                                                       27,925,720                  27,500,000